WELLS FARGO BANK, NATIONAL ASSOCIATION
45 Broadway, 12th Floor
New York, New York 10006

FEBRUARY 5, 2010

NOTICE OF ACCELERATION

TO KH FUNDING COMPANY IN CONNECTION WITH THE SERIES 3 SENIOR SECURED INVESTMENT DEBT SECURITIES AND SERIES 4 SUBORDINATED UNSECURED INVESTMENT DEBT SECURITIES

This Notice of Acceleration is given by Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, as trustee (in such capacity, the "Indenture Trustee") under that certain Indenture, dated as of August 2, 2004 (as amended and supplemented, the "Indenture"), by and between KH Funding Company (the "Company") and the Indenture Trustee pursuant to which the above-referenced debt securities (the "Securities") have been issued. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture.

The Indenture Trustee has been notified that the Company has defaulted in the payment of principal and interest on the Securities when the same became due and payable and such default has continued for a period of at least 30 days, and, therefore, Events of Default have occurred and are continuing under Sections 6.1(1) and (2) of the Indenture.

Pursuant to Section 6.2 of the Indenture, upon the occurrence and continuation of an Event of Default under the Indenture, the Indenture Trustee or the Holders of at least 25% in principal amount of the Securities (the "Requisite Holders"), may declare the unpaid principal of, and any accrued interest on, all the Securities to be due and payable immediately by notice in writing to the Company (and the Indenture Trustee if the Requisite Holders make such demand) in accordance with the Indenture.

Pursuant to Section 6.2 of the Indenture, the Indenture Trustee hereby provides written notice in the form of this Notice of Acceleration that any and all unpaid principal of, and accrued interest on, all of the Securities, is immediately due and payable.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee